Press Release

     Date:  October 8, 1996

     For further information contact:

                           Nancy S. Murray
                           Big Flower Press
                           212.521.1606

              BIG FLOWER ADDS PACIFIC COLOR TO PREMEDIA GROUP

                      Increases Retail and Advertising
                       Digital Services on West Coast

     New York City - Big Flower Press Holdings, Inc. (NYSE: BGF), a leading advertising and marketing services company, announced today that it has acquired Pacific Color Connection, Inc. Terms of the acquisition were not disclosed.

     Pacific Color, a privately-owned company, offers expertise in digital premedia for the advertising and retail industries. Earlier this year, Pacific Color launched two new businesses, Innerlogic, an internet group, and Big Color, a large format advertising products group which services the outdoor advertising industry. Pacific Color, with three locations in California, will enhance the business of Big Flower's premedia unit, Laser Tech Color, which is a market leader in digital premedia and facilities management.

     The Pacific Color acquisition continues the dynamic expansion for Laser Tech Color, which Big Flower acquired in November 1995. Since the acquisition, Laser Tech has become a leading provider of outsourced facilities management, including digital photography studio superintendence, for six major U.S. retailers. The company has also recently opened a state-of-the-art, full-service premedia facility in Atlanta to support its growing advertising service business in the Southeast.

     Theodore Ammon, Chairman of Big Flower, commented, "Like our recent acquisitions of Printco and Scanforms, Pacific Color, with its significant growth potential, will enhance our financial strength. In addition, we will be able to offer our customers enhanced advertising support services, including design and maintenance of web sites."

     "With the addition of Pacific Color, we are well positioned to become the leading nationwide provider of outsourced digital photography and facilities management for retail advertisers, corporations and advertising agencies. Pacific Color's strategic locations, in close proximity to the Los Angeles, San Francisco, and San Diego advertising markets, will enable Big Flower to service more efficiently the west coast region through our Laser Tech operations and will offer enhanced premedia support to Treasure Chest's West Coast facilities," said Edward Reilly, President of Big Flower. "We are delighted to add the depth and expertise of Pacific Color's management team to Laser Tech."

     "Having spent over 20 years in the premedia business, I am excited about the expansion opportunities Pacific Color will enjoy with Big Flower. We have joined a first class company where we know the expertise of our team will be maximized," said Emory Brazell, Pacific Color founder and CEO.

     Big Flower Press is a leading advertising, marketing and information services company with expertise in advertising circulars, circulation-building newspaper products, image management, specialized direct mail products, commercial games and fragrance samplers. For the 12-month period ended June 30, 1996, Big Flower generated sales of approximately $1.4 billion, pro forma for the earlier acquisitions of Laser Tech Color and Webcraft Technologies, and the recent Scanforms and Printco acquisitions.

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